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EXHIBIT (a)(1)(iv)

To:	Innovative Micro Technology, Inc. ("IMT") Employees
From:	John S. Foster
Re:	Expiration of Option Exchange Program
Date:	May 4, 2005

Hello all,

        This is to notify you that IMT's Offer to Exchange (the "Offer") expired at 5:00 p.m., Pacific Time, on April 27, 2005. Pursuant to the terms of the Offer, IMT accepted for exchange and cancellation 1,623,648 old options.

        Should you have any questions regarding the confirmation notice or your rights in connection with the grant of new options, please contact Pete Altavilla at (805) 681-2807.

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  EXHIBIT (a)(1)(iv)